SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                              (Amendment No. __)(1)

                           Jackpot Enterprises, Inc.
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                                (Name of Issuer)

                                 Class A Common
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                         (Title of Class of Securities)

                                   4666392107
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                                 (CUSIP Number)

                               September 27, 1999
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             (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_| Rule 13d-1 (b)
      |X| Rule 13d-1 (c)
      |_| Rule 13d-1 (d)

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      (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 466392107               SCHEDULE 13G                 Page 2 of 5 Pages
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1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Roger David Jourden and Mary Lynn Jourden
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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
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3     SEC USE ONLY


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4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
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                  5     SOLE VOTING POWER

                        777,300
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           127,900
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              777,300
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        127,900
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9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      905,200
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10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*


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11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      10.5%
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12    TYPE OF REPORTING PERSON*

      Individuals (husband and wife)
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a). Name of Issuer:

           Jackpot Enterprises, Inc.
           ---------------------------------------------------------------

Item 1(b). Address of Issuer's Principal Executive Offices:

           1110 Palms Airport Dr., Las Vegas, Nevada 89119
           ---------------------------------------------------------------

Item 2(a). Name of Person Filing

           Roger David Jourden and Mary Lynn Jourden
           ---------------------------------------------------------------

Item 2(b). Address of Principal Business Office or, if None, Residence:

           4750 Whitehall Rd., Muskegon, MI 49445
           ---------------------------------------------------------------

Item 2(c). Citizenship

           United States
           ---------------------------------------------------------------

Item 2(d). Title of Class of Securities:

           Class A Common

Item 2(e). CUSIP Number

           466392107

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
        (c), Check Whether the Person Filing is a:

        (a) |_| Broker or dealer registered under Section 15 of the Exchange
                Act.

        (b) |_| Bank as defined in Section 3(a)(6) of the Exchange Act.

        (c) |_| Insurance company as defined in Section 3(a)(19) of the Exchange Act.

        (d) |_| Investment company registered under Section 8 of the Investment Company Act.

        (e) |_| An investment adviser in accordance with Rule
                13d-1(b)(1)(ii)(E);

        (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

        (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

        (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

        (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

        (j) |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4. Ownership.

      Provide the following information regarding the aggregate nubmer and percentage of the class of securities of the issuer identified in Item 1.

      (a)   Amount beneficially owned:

            905,200
            ----------------------------------------------------------------

      (b)   Percent of class:

            10.5%
            ----------------------------------------------------------------

      (c)   Number of shares as to which such person has:

            (i) Sole power to vote or to direct the vote 777,300
                                                         -----------------------

            (ii) Shared power to vote or to direct the vote 127,900
                                                            --------------------

            (iii) Shared power to dispose or to direct the disposition of
                  773,000
                  --------------------------------------------------------------

            (iv) Shared power to dispose or to direct the disposition of
                 127,900
                 ---------------------------------------------------------------

Item 5. Ownership of Five Percent or Less of a Class.

      If this statement in being flied to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of Securities, check the following |_|.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Item 8. Identification and Classification of Members of the Group.

Item 9. Notice of Dissolution of Group.

Item 10. Certifications.

      (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b);

      (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c);

            "By signing below I certify that to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect."

                                   SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief; I certify that the information set forth in this statement is true, complete and correct.

         1-3-00                                    1-3-00
-------------------------------------      -------------------------------------
         (Date)                                    (Date)

/s/ Roger David Jourden                    /s/ Mary Lynn Jourden
-------------------------------------      -------------------------------------
      (Signature)                               (Signature)

    Roger David Jourden                        Mary Lynn Jourden
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      (Name/Title)                              (Name/Title)